                                 EXHIBIT 10.22

Portions of this document have been omitted pursuant to a request for confidential treatment and such portions have been filed separately with the Securities and Exchange Commissions. These portions are designated by the symbol
***.


                            TEFLON(R) AF AGREEMENT

     E. I. DU PONT DE NEMOURS AND COMPANY (hereinafter "DUPONT")

                                      and

     DUPONT PHOTOMASKS, INC. (hereinafter "DPI")

hereby agree to the following terms and conditions for the supply by DuPont to DPI of Teflon(R) AF fluoropolymer resins, as specified in EXHIBIT A attached hereto (hereinafter "Product").

     1. The initial term of this Agreement shall begin as of July 1, 2000 (the "Effective Date") and shall remain in force through June 30, 2003. On the first anniversary of the Effective Date, and on each subsequent anniversary thereafter, the remaining two-year term will automatically be renewed to three years, unless either party notifies the other in writing within thirty (30) days prior to the anniversary that it wishes to terminate the Agreement. In the event either party does terminate the Agreement, as described above, the Agreement shall terminate at the expiration of the remaining period of the term, subject to Paragraph 3 below.

     2. DuPont commits to continue to maintain supply to DPI of Product, subject to the terms and conditions stated herein.

     3. During the term of this Agreement, DPI shall purchase from DuPont 100% of its requirements of amorphous fluoropolymers for making pellicles for use in photomasks, except in the event that (1) DPI can demonstrate, in good faith, that another technology exists that is technologically and commercially feasible that would allow DPI to manufacture photomask products that are clearly superior to those made using the Products; (2) DuPont does not fulfill in good faith the terms of Paragraph 10 or (3) DuPont's price for Product does not remain competitive. In the event DPI fails for any reason to buy 100% of its requirements (of amorphous fluoropolymers for making pellicles) from DuPont during the term of the Agreement, DuPont shall not be obligated to fulfill the requirements stated in Paragraphs 4(b), 5(b) and 10 below.

     4. In the event that DuPont decides to (1) cease manufacture of Product but not to sell the Teflon(R) AF business or decides to (2) terminate this Agreement without cause in accordance with Paragraph 1:

          (a) DuPont agrees to grant DPI, for the life of U.S. Patent No. 4,754,009, a non-exclusive, royalty-free license to make or have made and to use Product in connection with the manufacture of pellicles for photomasks. This license would be personal to DPI with no right to sublicense, except in the event DPI chooses to have Product made by a third party, in which case DPI could sublicense (to a third party who agrees to be bound by the same terms of confidentiality that bind DPI) the right to make Product for sale to DPI only.

          (b) DuPont would disclose to DPI under confidentiality agreement proprietary information, not already disclosed in published DuPont patents, necessary for DPI to practice the art of making Product, as currently practiced by DuPont, in all substantial respects, for sales of Product to DPI. DPI is prohibited from using any DuPont Confidential

Information disclosed hereunder for any purpose other than making Product for use in the manufacture of pellicles for photomasks, and any sublicense granted by DPI will contain a prohibition against the sublicensee using such information for any purpose other than supplying Product to DPI for this purpose.

          (c) In addition to this license, DuPont would give DPI the opportunity to make a bulk purchase of Product equivalent in volume to what DPI would have purchased during the remaining term of the Agreement based on historical annual usage. For this purpose, a year's worth of product would be determined by averaging annual quantities purchased by DPI during the *** prior to DuPont's notice, and adding ***. DPI must notify DuPont in writing that it wishes to exercise this option within thirty (30) days of receiving DuPont's notice of its intent to exit the Teflon(R) AF business.

     5. In the event that DuPont decides to sell the Teflon(R) AF business:

          (a) DPI shall have a right of first refusal to negotiate with DuPont in good faith for the purchase of the business. In the event DuPont and DPI are unable to reach agreement and DuPont sells the business to a third party, DuPont agrees to grant DPI, for the life of U.S. Patent No. 4,754,009, a non-exclusive, royalty-free license to make or have made and to use Product in connection with the manufacture of pellicles for photomasks. This license would be personal to DPI with no right to sublicense, except in the event DPI chooses to have Product made by a third party, in which case DPI could sublicense the right (to a third party who agrees to be bound by the same terms of confidentiality that bind DPI) to make Product for sale to DPI only.

          (b) DuPont would disclose to DPI under confidentiality agreement proprietary information, not already disclosed in published DuPont patents, necessary for DPI to practice the art of making Product, as currently practiced by DuPont, in all substantial respects, for sales of Product to DPI. DPI is prohibited from using any DuPont Confidential Information disclosed hereunder for any purpose other than making Product for use in the manufacture of pellicles for photomasks, and any sublicense granted by DPI will contain a prohibition against the sublicensee using such information for any purpose other than supplying Product to DPI for this purpose.

          (c) DPI's licensing right under this Paragraph 4 is expressly conditioned on DPI's promptly notifying DuPont of its interest in exercising this right, once the parties concur that no sale to DPI can be agreed upon, and confirming its desire to exercise this right in writing within sixty (60) days thereafter. If DPI chooses to exercise its right, any purchaser of the Teflon(R) AF business would buy subject to DPI's non-exclusive license.

     6. DuPont agrees to provide Product at a price of *** for the first twenty-four months of this Agreement (to include existing September 1999 price increase pre-buy amount ***). Pricing for subsequent years is subject to negotiation.

     7. DuPont agrees to provide a safety stock of Product in Danbury sufficient to support 3 months' worth of pellicle manufacture based on historical usage patterns over the prior twelve (12) months.

     8. DuPont agrees to demonstrate reasonable efforts to assist DPI in the development of Product suitable for 193nm photomask applications, such efforts to proceed simultaneously with production of Product for standard DPI product needs at 193nm and 248nm, and to participate in semi-annual technical reviews in which the results of development activity are discussed. These commitments are not intended to supersede any pre-existing agreements DuPont has with DPI regarding development work in the subject areas.

     9. DuPont agrees that any improvements to Product resulting from the development plan in Paragraph 8 will be made available to DPI on mutually agreeable terms. The terms will be consistent with the scope and importance of the development work described in Paragraph 8.

     10. DuPont agrees that the Teflon(R) AF business group will undertake good faith efforts to improve process quality management for the Teflon(R) AF business. The parties will meet and confer on a mutually acceptable basis to discuss progress toward this goal. In addition, in the event DuPont experiences production problems that significantly affect the quality of Product or the delivery of such Product to DPI, representatives of the parties will meet and confer to discuss corrective action. If a course of corrective action cannot be agreed upon or if a course is agreed upon but is ineffective, representatives of senior management for DPI and DuPont Fluoropolymers will promptly confer to discuss a resolution.

     11. Terms of sale of Product hereunder shall be F.O.B. DPI's Danbury manufacturing facility.

     12. Terms of payment on Product sold hereunder shall be net thirty (30) days from date of invoice. DuPont reserves the right to impose a late payment service charge at a lawful rate on invoices not paid when due.

     13. Except as expressly set forth herein, the conditions of sale for sales of Product hereunder shall be as set forth in the Uniform Commercial Code.

     14. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware. The federal and state courts located in the State of Delaware shall have exclusive jurisdiction of any dispute arising under this Agreement.

     15. All notices required hereunder shall be sent by certified first class mail, or by facsimile, to the party to be notified at its following address or at such other address as shall have been specified in written notice from the party to be notified. The sending party shall be responsible for confirming receipt of the notice. If to "DuPont," addressed to:

Business Manager -Teflon(R) AF
P.O. Box 80702
Wilmington, Delaware l9880-0702
facsimile (302) 999-3780

or, if to "DPI," addressed to:

DuPont Photomasks, Inc.
Business Director--Pellicles
4 Finance Drive
Danbury, Connecticut 06810

All notices hereunder shall be effective upon date of initial receipt.

     16. Except as provided in the immediately succeeding sentence of this paragraph, neither this Agreement nor any right or obligation in this Agreement may be assigned by either party, without the prior written consent of the other. In the event that either the pellicles business unit of DPI or DuPont's Teflon(R) AF business is transferred or sold to another corporate entity, this Agreement shall be assigned to the new affiliate or purchaser without consent of the other party unless the contemplated sale or transfer is to a competitor of the other party.

     17. Failure by either party to require strict performance of this Agreement shall not be a waiver of a party's right subsequently to require such strict performance.

     18. No change or modification of this Agreement will bind the parties unless it is in writing and signed by their respective authorized representatives.

     19. In consideration of the promises stated herein, DPI hereby releases and discharges DuPont and its employees, officers, directors, shareholders, legal representatives, agents, assigns, attorneys, insurers, successors, subsidiary corporations, and affiliated companies including joint ventures (and their employees, officers, directors, agents, assigns and legal representatives) from any and all other or further claims which it may or might have against DuPont arising out of or relating to its disputed claims regarding a prior agreement with DuPont for exclusive license to use Teflon(R) AF in the manufacture of pellicles for photomasks.

     20. This Agreement embodies the entire agreement and understanding between DuPont and DPI relative to the subject matter hereof, except as noted herein, and there are no understandings, agreements, conditions or representations, oral or written, expressed or implied, with reference to the subject matter hereof that are not merged or superseded hereby. No amendment, modification or release from any provision hereof shall be of any force or effect unless it is in writing, signed by the party claimed to be bound thereby, and specifically refers to this Agreement.


E.I. DUPONT DE NEMOURS AND COMPANY     DUPONT PHOTOMASKS, INC.

By: /s/ Timothy P. McCann              By: /s/ John M. Lynn
    ---------------------                  ---------------------

Print: Timothy P. McCann               Print: John M. Lynn
       ------------------                     ------------------

Title: Global Business Director        Title: Executive Vice President, General
       ------------------------               ---------------------------------
                                              Counsel
                                              --------

Date: June 22, 2000                    Date: June 20, 2000
      -------------                          -------------



                                   EXHIBIT A

Teflon (R) AF 1601 resin